Exhibit 99.1
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
MANAVI 12 REACHES TOTAL DEPTH
December 18, 2006 — Tbilisi, Georgia — CanArgo Energy Corporation (“CanArgo”) (OSE: CNR, AMEX: CNR) today announced that it has completed drilling on its Manavi 12 appraisal well in Georgia reaching total depth (“TD”).
The M12 well was drilled to a depth of 16,762 feet (5,109 metres) in the Cretaceous interval to appraise the oil discovery made by the Manavi M11 exploration well in 2003. Electric logs have been run and preliminary log analyses indicate a potentially significant hydrocarbon column in the well with no definitive presence of a hydrocarbon-water contact. The upper carbonate section appears to have the best reservoir characteristics and had good hydrocarbon shows whilst drilling. The testing programme will focus on this interval, and also on the upper part of the underlying interbedded section and an 886 feet (270 metre) section of the well will be tested through a pre-perforated liner. Once the liner is run, it is planned to perform a short initial production test to gain interim flow and fluid data prior to demobilising the Saipem rig. The initial test is expected to be completed by the end of this year and the well will be more comprehensively tested as part of a longer-term production test commencing late January after the rig has been cleared from the site and appropriate additional testing equipment installed.
CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in Georgia and in the Republic of Kazakhstan.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbour provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:
USA
Sabin Rossi, VP External Affairs and Investor Relations
CanArgo Energy Corporation
Tel : +1 617 669 1841
Fax : +1 617 973 6406
e-mail: sabin@canargo.com
NORWAY
Eric Cameron
Gambit H&K AS
Tel: +47 (22) 048206